Exhibit 8.1

The following is a list of the Company's subsidiaries as of March 23, 2016:
Name	Vessel/Activity	Organization	Ownership percentage
Blue Power Limited	Owner of Blue Power	Bermuda	100%
Nordic American Offshore (UK) Ltd.	Management Company	United Kingdom	100%